Item 28(m)(2)(b)	Schedule A to Distribution Services Agreement

Schedule A

(Schedule Effective September 13, 2013)

Class A Shares

Fund	12b-1 Fee (Per Annum)
Presidential® Managed Risk 2010 Fund	0.25%
Presidential® Managed Risk 2020 Fund	0.25%
Presidential® Managed Risk 2030 Fund	0.25%
Presidential® Managed Risk 2040 Fund	0.25%
Presidential® Managed Risk 2050 Fund	0.25%
Presidential® Managed Risk Moderate Fund	0.25%

Class C Shares

Fund	12b-1 Fee (Per Annum)
Presidential® Managed Risk 2010 Fund	0.50%
Presidential® Managed Risk 2020 Fund	0.50%
Presidential® Managed Risk 2030 Fund	0.50%
Presidential® Managed Risk 2040 Fund	0.50%
Presidential® Managed Risk 2050 Fund	0.50%
Presidential® Managed Risk Moderate Fund	0.50%